UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2015

KYTHERA Biopharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35663	03-0552903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30930 Russell Ranch Road, Third Floor

Westlake Village, CA 91362

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 587-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2015, the Board of Directors (the “Board”) of KYTHERA Biopharmaceuticals, Inc. (the “Company”) approved severance and change of control benefits to be provided to Keith R. Leonard, the Company’s President and Chief Executive Officer, John W. Smither, the Company’s Chief Financial Officer, and Frederick Beddingfield, III, M.D., Ph.D., the Company’s Chief Medical Officer (collectively, the “Executives”) in the event of a qualifying termination of employment, as described below.

In the event that an Executive’s employment with the Company is terminated by the Company without Cause or such Executive resigns for Good Reason (in each case, as defined in each Executive’s existing employment agreement), then such Executive will be entitled to receive (a) a lump sum cash payment equal to one, or, in the case of Mr. Leonard, one and a half, times his annual base salary, (b) reimbursement, or direct payment, of the premiums for twelve, or, in the case of Mr. Leonard, eighteen, months of continuation healthcare coverage and (c) one, or, in the case of Mr. Leonard, one and a half, times the annual employer contribution to such Executive’s health savings account. In the event such termination or resignation occurs during the period beginning three months prior to a Change of Control (as defined in each Executive’s employment agreement) and ending eighteen months after the Change of Control, then, in addition to the foregoing benefits, the Executive will be entitled to receive (i) a lump sum cash payment equal to one, or, in the case of Mr. Leonard, one and a half, times such Executive’s annual target bonus and (ii) full vesting acceleration of each equity award held by such Executive.  In order to be eligible to receive such benefits, the Executive must execute a general release of claims against the Company and its affiliates.  In addition, the foregoing severance benefits will be reduced by any benefits the Executive is otherwise entitled to under his existing employment agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Company’s Executive Change in Control and Separation Benefits Plan, which will be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 1, 2015	KYTHERA Biopharmaceuticals, Inc.

		By:	/s/ John W. Smither
John W. Smither
Chief Financial Officer

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